EXHIBIT 99
CORPORATE INVESTOR RELATIONS 5333 - 15TH AVENUE SOUTH, SUITE 1500 SEATTLE, WA 98108 206.762.0993 www.stockvalues.com	CLIENT: CONTACT:	WILSHIRE BANCORP, INC. Brian E. Cho, EVP & CFO 213.387.3200 www.wilshirebank.com
NEWS RELEASE

WILSHIRE BANCORP FIRST QUARTER EARNINGS UP 29%;
DEPOSITS INCREASED 28% AND LOANS GREW 26%

LOS ANGELES, CA - April 25, 2006 - Wilshire Bancorp, Inc. (Nasdaq: WIBC), the holding company for Wilshire State Bank, today reported that strong loan and deposit growth combined with improving efficiencies generated record first quarter profits. For the quarter ended March 31, 2006, net income increased 29% to $7.8 million compared to $6.1 million in the first quarter of 2005, with earnings per diluted share increasing 28% to $0.27, from $0.21 in the first quarter of 2005.

Wilshire continues to generate some of the best performance measures in the industry. In the first quarter of 2006 the return on average assets was 1.84%, compared to 1.87% a year ago. The return on average equity was 26.4%, versus 26.3% in the first quarter of 2005.

“In addition to our established California and Texas franchises, we have opened loan production offices to expand our presence in other major metropolitan markets,” stated Soo Bong Min, President and CEO, who recently extended his employment contract with Wilshire through May 2009. “We select locations with strong economies and multi-ethnic business environments, then hire experienced lenders to build upon. An extension of our growth strategy is the pending acquisition of Liberty Bank of New York. We now have the regulatory approvals to move forward, and I expect the transaction will close in the second quarter, adding two branches and roughly $56 million in assets.”

As a result of the ongoing expansion and continued success in Southern California, total loan originations increased 8% from a year ago to $208 million in the first quarter of 2006, compared to $192 million in the same quarter last year. Total loans increased by 26% to $1.30 billion at the end of March 2006, compared to $1.03 billion at March 31, 2005. Assets grew to $1.74 billion up 26% from $1.38 billion a year prior. Total deposits grew 28% to $1.48 billion, compared to $1.16 billion at the end of the first quarter last year.

“While we have continued to grow the bank, we have remained conservative in our lending practices,” Min said. “As a result, credit quality has improved on both a sequential-quarter and year-over-year basis,” Non-performing loans (NPLs) dropped to $2.2 million, or 0.17% of gross loans, compared to $2.5 million, or 0.20% of gross loans at year-end 2005, and $2.2 million, or 0.21% of gross loans at the end of the first quarter last year. Non-performing assets (NPAs) decreased to $2.5 million, or 0.15% of total assets at March 31, 2006, compared to $2.8 million, or 0.17% of total assets three months prior, and $2.5 million, or 0.18% of total assets a year ago.

“Since our loan portfolio is largely secured by commercial real estate and continues to grow rapidly, our provision for loan losses was over $1 million in the quarter, while net charge offs were just $78,000,” stated Brian Cho, EVP and Chief Financial Officer. “As a result, the allowance for loan losses increased 27% from a year ago to $14.9 million, which represents 1.13% of gross loans and far exceeds NPAs.”

“Continued solid growth in loans and deposits has fueled our success, contributing to 27% growth in net interest income,” Min said. “However, while interest income was up 59% from the first quarter last year, interest expense was up 134%. We rely on retail deposits to help fund our loan growth so we must remain price competitive. While interest rates in general are up from a year ago, customers are also choosing time deposits over checking accounts to get a better yield. As a result, our net interest margin dropped to 4.37% in the most recent quarter, compared to 4.82% in the preceding quarter and 4.54% in the first quarter last year.”

In the first quarter of 2006, net interest income was $17.3 million, compared to $13.6 million in first quarter of last year. Noninterest income grew 17% to $5.8 million, versus $4.9 million in the first quarter of 2005, primarily due to an increase in service fees and gain on sale of loans. Noninterest expense increased 13% to $8.9 million in the first quarter of 2006, compared to $7.8 million in the first quarter of 2005, reflecting the additional staff and occupancy expenses associated with the expansion.

“Our efficiency ratio improved to below 40% in the first quarter of 2006, reflecting our continued efforts to keep operating expenses in check,” Cho said. “While we continue to implement cost management strategies to further improve operations, further improvement in our efficiency ratio appears unlikely this year.” The efficiency ratio improved to 38.5% in the first quarter of 2006, compared to 42.2% a year ago.

At March 31, 2006, shareholders’ equity was $120.1 million, up 26% from $95.2 million a year earlier, and book value grew to $4.18 per share from $3.33 a year prior. Capital ratios continue to exceed the “Well Capitalized” guidelines established by regulatory agencies.

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WIBC - Record Profits in 1Q06
April 25, 2006

Management will host its quarterly conference call today, April 25, at 10:30 am PDT (1:30 pm EDT). Investment professionals are invited to participate in the call by dialing 1-866-713-8564 and using passcode 89016137. Current and prospective shareholders are also invited to listen to the live or archived call at www.wilshirebank.com, or www.earnings.com.

Yesterday, Standard & Poor’s announced the addition of Wilshire Bancorp to its S&P SmallCap 600 index. The SmallCap 600 is maintained by the S&P Index Committee, and includes selected U.S. companies with market capitalizations of $300 million - $1 billion. Criteria include financial viability, adequate liquidity and float, reasonable price and a balance of sector representation.

Wilshire Bancorp and its Wilshire State Bank subsidiary have received significant other accolades for growth, performance and profitability. In January 2006, US Banker magazine named Wilshire Bancorp third in its All-Star Lineup - The Top 20 Banks of 2006, based on year-over-year return on equity. In September 2005, Fortune named Wilshire the 79th fastest growing public company in the nation. A month earlier, U.S. Banker ranked Wilshire seventh on its list of the Top 100 Publicly Traded Mid-Tier Banks, those with less than $10 billion in assets, based on their three-year ROE. In addition, Sandler O’Neill identified Wilshire as one of its Bank and Thrift Sm-All Stars in 2004 and 2005, among just 38 companies out of 573 with market capitalizations below $2 billion.

Headquartered in Los Angeles, Wilshire State Bank operates 16 branch offices in California and Texas and nine Loan Production Offices in San Jose, Seattle, Oklahoma City, San Antonio, Las Vegas, Houston, Atlanta, Denver and New York, and is an SBA preferred lender at all of its office locations. The Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

www.wilshirebank.com

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management and is subject to change. Since management will only provide guidance at certain points during the year, Wilshire Bancorp will not necessarily update the information. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

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WIBC - Record Profits in 1Q06
April 25, 2006

CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited) (dollars in thousands, except per share data)	Quarter Ended	Quarter Ended	Quarter Ended	One Year
	March 31, 2006	December 31, 2005	March 31, 2005	Change
INTEREST INCOME
Interest on Loans & Leases	$27,650	$27,192	$18,230	52%
Interest on Securities	1,776	1,432	871	104%
Interest on Federal Funds Sold and Other Cash Equivalents	1,615	1,319	427	279%
Total Interest Income	31,041	29,943	19,528	59%

INTEREST EXPENSE
Deposits	12,253	10,439	5,110	140%
FHLB Advances and Other	1,509	1,490	778	94%
Total Interest Expense	13,762	11,929	5,888	134%

Net Interest Income	17,279	18,014	13,640	27%
Provision for Loan Losses	1,060	880	500	112%
Net Interest Income After Provision for Loan Losses	16,219	17,134	13,140	23%

OTHER OPERATING INCOME
Fees on Deposits	2,155	2,039	1,720	25%
Gain on Sales of Loans	2,350	2,636	2,023	16%
Other	1,259	1,124	1,193	6%
Total Other Operating Income	5,764	5,799	4,936	17%

OPERATING EXPENSES
Salaries and Employee Benefits	5,256	5,609	4,375	20%
Occupancy & Equipment	896	969	833	7%
Other	2,712	3,255	2,631	3%
Total Other Operating Expenses	8,864	9,833	7,839	13%

Income Before Taxes	13,119	13,100	10,237	28%
Income Tax	5,296	5,341	4,167	27%
NET INCOME	$7,823	$7,759	$6,070	29%

Per Share Data
Basic Earnings Per Common Share	$0.27	$0.27	$0.21	27%
Earnings Per Share – Assuming Dilution	$0.27	$0.27	$0.21	28%
Weighted Average Shares Outstanding	28,714,017	28,591,879	28,423,693
Weighted Average Shares Outstanding Including
Dilutive Effect Of Stock Options	29,108,778	28,960,724	28,864,095

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WIBC - Record Profits in 1Q06
April 25, 2006

CONSOLIDATED BALANCE SHEET	March 31,	December 31,	March 31,	One Year
(unaudited)(dollars in thousands, except share data)	2006	2005	2005	Change
ASSETS:
Noninterest-Earning Demand Deposits and Cash on Hand	$70,031	$68,205	$51,815	35%
Federal Funds Sold and Other Cash Equivalents	114,003	$126,003	125,003	-9%
Total Cash and Cash Equivalents	184,034	$194,208	176,818	4%

Interest-Bearing Deposits in Other Financial Institutions	500	500	—
Securities Available For Sale	171,144	$138,650	91,378	87%
Securities Held To Maturity	22,848	$22,860	29,129	-22%
Total Securities	194,492	$162,010	120,507	61%

Loans & Leases Receivable	1,312,588	$1,262,560	1,044,964	26%
Allowance For Loan Losses	14,870	$13,999	11,669	27%
Loans & Leases Receivable, Net	1,297,718	$1,248,561	1,033,295	26%

Accrued Interest Receivable	7,556	$6,892	4,631	63%
Acceptance	3,509	$3,221	2,121	65%
Other Real Estate Owned	294	$294	308	0%
Premises and Equipment	8,900	$8,956	6,929	28%
Federal Home Loan Bank (FHLB) Stock, at Cost	6,254	$6,182	4,318	45%
Cash Surrender Value of Life Insurance	15,255	$15,099	11,703	30%
Other Assets	20,601	$20,850	16,667	24%
TOTAL ASSETS	1,738,613	$1,666,273	$1,377,297	26%

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Non-interest Bearing Demand Deposits	$312,292	$292,171	$281,717	11%
Savings & NOW Deposits	43,318	$46,374	46,298	-6%
Money Market Deposits	329,751	$297,313	231,410	42%
Time Deposits of $100,000 or more	652,526	$630,662	492,815	32%
Other Time Deposits	143,350	$142,945	107,632	33%
Total Deposits	1,481,237	$1,409,465	1,159,872	28%

FHLB Advances	50,000	$61,000	61,000	-18%
Acceptance	3,509	$3,221	2,121	65%
Subordinated Debentures	61,547	$61,547	46,083	34%
Accrued Interest and Other Liabilities	22,173	$17,936	13,043	70%
Total Liabilities	1,618,466	$1,553,169	1,282,119	26%

STOCKHOLDERS’ EQUITY:
Common Stock - No Par Value-Authorized, 80,000,000 Shares
Issued and Outstanding, 28,630,600, 28,585,640 and
28,142,470 Shares, Respectively	42,213	$41,340	41,042	3%
Retained Earnings	79,175	$72,790	54,532	45%
Accumulated Other Comprehensive Income, Net of Taxes	(1241)	$(1,026)	(396)	213%
Total Stockholders’ Equity	120,147	$113,104	95,178	26%

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,738,613	$1,666,273	$1,377,297	26%

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WIBC - Record Profits in 1Q06
April 25, 2006

AVERAGE BALANCES	Quarter Ended	Quarter Ended	Quarter Ended
(unaudited)(dollars in thousands)	March 31, 2006	December 31, 2005	March 31, 2005
Average Assets	$1,703,524	$1,614,097	$1,298,900
Average Equity	118,469	111,205	92,349
Average Net Loans (includes LHFS)	1,266,976	1,221,325	1,026,188
Average Deposits	1,444,595	1,361,429	1,105,393
Average Time Deposits of $100,000 or more	649,306	590,461	466,728
Average Interest Earning Assets	1,581,171	1,496,144	1,201,554

CONSOLIDATED FINANCIAL RATIOS	Quarter Ended	Quarter Ended	Quarter Ended
(unaudited)(dollars in thousands, except per share data)	March 31, 2006	December 31, 2005	March 31, 2005
Annualized Return on Average Assets	1.84%	1.92%	1.87%
Annualized Return on Average Equity	26.41%	27.91%	26.29%
Efficiency Ratio	38.47%	41.29%	42.20%
Annualized Operating Expense/Average Assets	2.08%	2.44%	2.41%
Annualized Net Interest Margin	4.37%	4.82%	4.54%
Tier 1 Leverage Ratio	9.47%	9.39%	9.81%
Tier 1 Risk-Based Capital Ratio	11.84%	11.60%	11.74%
Total Risk-Based Capital Ratio	14.43%	14.41%	14.08%
Book Value Per Share	$4.18	$3.95	$3.33

ALLOWANCE FOR LOAN LOSSES	Quarter Ended	Quarter Ended	Quarter Ended
(unaudited) (dollars in thousands)	March 31, 2006	December 31, 2005	March 31, 2005
Balance at Beginning of Period	$13,999	$13,551	$11,111
Provision for Loan Losses	1,060	880	500
Less Charge Offs (Net Recoveries)	78	383	(56)
Less: Provision for (recapture of) losses on off balance sheet item	111	49	(2)
Balance at End of Period	$14,870	$13,999	$11,669
Loan Loss Allowance/Gross Loans	1.13%	1.11%	1.12%
Loan Loss Allowance/Non-performing Loans	667.63%	567.15%	521.38%
Loan Loss Allowance/Total Assets	0.86%	0.84%	0.85%
Loan Loss Allowance/Non-performing Assets	589.68%	506.71%	458.27%

NON-PERFORMING ASSETS
(net of guaranteed portion)	March 31, 2006	December 31, 2005	March 31, 2005
Accruing Loans - 90 Days Past Due	$438	$665	$96
Non-accrual Loans	1,790	1,804	2,142
Restructured Loans	—	—	—
Total Non-performing Loans	2,228	2,469	2,238
Total Non-performing Loans/Gross Loans	0.17%	0.20%	0.21%
OREO	294	294	308
Total Non-performing Assets	$2,522	$2,763	$2,546
Total Non-performing Assets/Total Assets	0.15%	0.17%	0.18%

NOTE: Transmitted on Business Wire at 3:30 a.m. PDT on April 25, 2006.